EXHIBIT 99.1

Digital Domain Media Group Closes $35 Million Financing

Transaction Includes New Capital and Repayment and Refinancing of Existing Debt

PORT ST. LUCIE, Fla., May 8, 2012 — Digital Domain Media Group (NYSE: DDMG) has completed a $35 million senior convertible note offering to a group of institutional investors led by Tenor Capital and issued an $8 million subordinated convertible note to Comvest Capital to refinance existing debt held by Comvest Capital.  These transactions retired existing senior notes that would otherwise have been due in 2012.

“We are obviously pleased to complete this transaction, which represents an attractive refinancing and reduction of our near-term debt obligations, and importantly also comes with a group of high-quality institutional investors” said John Textor, chairman and CEO of Digital Domain Media Group.  “It also provides us with capital to pursue additional feature film co-production opportunities as we continue move our business to a model driven by ownership of the content that we create.”

The new senior convertible notes are convertible into the company’s common stock at an initial conversion price of $9.72 per share, mature in five years and carry an interest rate of nine percent.  The investors in the senior convertible note offering also received warrants to acquire 1.26 million shares of the company’s common stock at an initial exercise price of $9.72 for a term of five years.  The new subordinated convertible note issued to Comvest Capital replaces an existing convertible note held by Comvest Capital that was originally issued in 2009 and is convertible into substantially the same number of shares of the company’s common stock as the original note. The new Comvest note also reduced the company’s fixed repayment obligations from $16 million due later this year under the original note to $8 million due in mid-2016.

Of the gross proceeds received by the company in the senior convertible note offering, $19.4 million will be used to retire the balance of other loans held by Comvest Capital that were also due later this year and $2.5 million will be used to retire existing warrants owned by Comvest Capital. The remaining $13 million will be available for general corporate purposes.  The new senior convertible notes will amortize monthly over their five-year term, with payments made in the form of common stock of the company.  A summary of the some of the material terms of the transaction documents can be found in the Current Report on Form 8-K filed by the company with the Securities and Exchange Commission.

Cowen and Company acted as the Sole Placement Agent for the senior convertible note offering. Sullivan & Triggs, LLP and Eavenson & Kairalla, PL acted as legal advisers to DDMG. The investors in this offering included affiliates of Tenor Capital (with backing from a major investment bank), Hudson Bay Capital, and Empery Capital.

About Digital Domain Media Group

Digital Domain Media Group (DDMG: NYSE) leverages its expertise in digital visual effects (VFX) and computer-generated (CG) animation across a group of interrelated businesses. At its foundation is Digital Domain Productions (DDPI), an award-winning digital production company founded in 1993. This leading provider of visuals has contributed to more than 90 major motion pictures, including Titanic, the Transformers series, Real Steel and TRON: Legacy, as well hundreds of commercials. DDPI also converts two-dimensional (2D) imagery to three-dimensional (3D) imagery and holds key patents in this area. Mothership, a DDPI subsidiary, focuses on creating advertising, entertainment and branded content from concept to completion, across multiple media platforms. DDMG, its work and its employees have been recognized with numerous awards, including seven from the Academy of Motion Picture Arts and Sciences. The company is building on its success in VFX to participate as a co-producer in major studio productions and is currently in production on the upcoming live-action sci-fi feature film Ender’s Game. DDMG is also applying its CG expertise to produce original, family-friendly animated feature films at its subsidiary Tradition Studios. The first movie, The Legend of Tembo, is in pre-production and two more features are in development. The company’s education subsidiary, the Digital Domain Institute, sets a new standard in digital media education through a pioneering public-private partnership with The Florida State University College of Motion Picture Arts. DDMG is expanding its worldwide footprint of the highest quality visual effects and animation at the lowest possible cost through global partnerships in India and China. The company has studios in Los Angeles, San Francisco, Florida, Vancouver, Mumbai and London, and is currently establishing a studio in Beijing. http://www.ddmg.co

Contacts:

Investors:	Shannon Burns, CFA
Vice President, Investor Relations
sburns@media.d2.com
772-345-8105
Media:	Julie Miller
Director, Communications & Marketing, Digital Domain
310.664.3412